  Underwriter    "Commission,"
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

AXA Enterprise Multimanager Technology (RCM Sleeve) 12/16/06 Citigroup "$28,800" "$506,400,000" $12.00 .72/Share Spansion Inc. Dresdner Kleinwort Wasserstein